Exhibit 99.1

Dakota Territory Appoints Anthony Kamin to Board of Directors

Board Strengthened By Addition of New Director

Reno, Nevada, July 29, 2013 -- Dakota Territory Resource Corp (OTCQB: DTRC) ("Dakota Territory" or the "Company") announced today the appointment of Anthony Kamin to its Board of Directors.  Mr. Kamin serves as the President of Eastwood Investment Management (EIM), which he founded in 2001. EIM is a multi-strategy, multi-asset class investment manager.  Mr. Kamin was a Venture Partner with Venture Strategy Partners from 1998 to 2003. Mr. Kamin is an active investor in resource companies and has been a consultant to numerous companies and institutions in the areas of early-stage strategic planning and development.  Mr. Kamin was a director of Opexa Therapeutics (OPXA:NasdaqCM) from 2004 to 2006. Mr. Kamin served as Chairman of the Board of Advisors of DevLab, a center for technology commercialization at Northwestern University.  Mr. Kamin received a Masters Degree from Yale University in international relations with a concentration in international law in 1985.

Mr. Kamin stated “Dakota Territory has amassed an impressive land position centered on the gold bearing formations that hosted the Homestake Mine in the Black Hills of South Dakota. The District has produced more domestic gold than any district in the U.S., other than the Carlin Trend, yet it is largely unexplored in the modern era. Current industry economic conditions dictate resource grade and location in safe low cost jurisdictions are imperative. The high grade potential of Dakota Territory’s targets in the Black Hills and a management team that possesses unique mining and exploration expertise in the District are significant and sustainable advantages”.

 “Tony is a vital addition to our team said Richard Bachman, president and chief executive officer of Dakota Territory.  "Strengthening our business and finance capabilities is key to the success of our efforts fund and execute exploration programs we believe are capable of providing for the significant growth of the Company in the near term”.

About Dakota Territory Resource Corp

Dakota Territory Resource Corp. is a Nevada Corporation with offices located at Reno, Nevada.  Dakota Territory is committed to creating shareholder value through the acquisition and responsible exploration and development of high caliber gold properties in the Black Hills of South Dakota.

In terms of total historic US gold production, the Black Hills ranks second only to the Carlin District of northeast Nevada, with the gold production of the Black Hills concentrated in a 100 square mile area known as the Homestake District.  Dakota Territory maintains 100% ownership of three mineral properties including the Blind Gold, City Creek and Homestake Paleoplacer Properties, all of which are located in the heart of the Homestake District and cover a total of approximately 2,466 acres. The Blind Gold Property is located approximately 4 miles northwest and on structural trend with the historic Homestake Gold Mine. Through its 125 year production history, the Homestake Gold Mine produced approximately 40 million ounces of gold and is the largest iron-formation-hosted gold deposit in the world.

In the 1980′s and 1990′s Homestake Mining Company undertook a $70 million exploration program managed by Richard Bachman, president and chief executive officer of Dakota Territory that was focused primarily on the search for a repeat of the Homestake Mine. This program successfully discovered significant new gold mineralization beyond the confines of the producing mine, demonstrating repeatability and the potential for additional gold deposits in the Homestake iron-formation host.  This program also proved the continuous extension of the Homestake iron-formation to a distance of approximately 4 miles from the producing mine and under the Blind Gold Property.

Dakota Territory is uniquely positioned by the experience of its management team in the Homestake District to leverage the extensive exploration efforts of the past.   For more information on Dakota Territory please visit the Company's website at http://DakotaTRC.com/.

Investor Relations

Investor Relations Contact: For more information, please contact Constellation Asset Advisors, Inc. (775) 771-5808

Cautionary Note to U.S. Investors

The United States Securities and Exchange Commission (“SEC”) limits disclosure for U.S. reporting purposes to mineral deposits that a company can economically and legally extract or produce.  Our property currently does not contain any known proven or probable ore reserves under SEC reporting standards.  Our reference above to the various formations and mineralization believed to exist in our property as compared to historical results and estimates from other property in the district is illustrative only for comparative purposes and is no indication that similar results will be obtained with respect to our property.  U.S. investors are urged to consider closely the disclosure in our latest reports filed with the SEC.  You can review and obtain copies of these filings at http://www.sec.gov/edgar.shtml.

Safe Harbor Statement

This release contains forward-looking statements that are based upon current expectations or beliefs, as well as a number of assumptions about future events. Although we believe that the expectations reflected in the forward-looking statements and the assumptions upon which they are based are reasonable, we can give no assurance that such expectations and assumptions will prove to have been correct. Forward-looking statements are generally identifiable by the use of words like "may," "will," "should," "could," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties, including but not limited to: adverse economic conditions, competition, adverse federal, state and local government regulation, inadequate capital, inability to carry out research, development and commercialization plans, loss or retirement of key executives and other specific risks. To the extent that statements in this press release are not strictly historical, including statements as to revenue projections, business strategy, outlook, objectives, future milestones, plans, intentions, goals, future financial conditions, events conditioned on stockholder or other approval, or otherwise as to future events, such statements are forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements contained in this release are subject to certain risks and uncertainties that could cause actual results to differ materially from the statements made. Readers are advised to review our filings with the Securities and Exchange Commission that can be accessed over the Internet at the SEC's website located at http://www.sec.gov.